Exhibit 10.57
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of December 21, 2007 (the “Effective Date”), between Asyst Technologies, Inc., a California corporation, with its principal office located at 46897 Bayside Parkway, Fremont, CA 94538 (together with its successors and assigns permitted under this Agreement, “Asyst”), and Stephen S. Schwartz, an individual (“Schwartz”).
WITNESSETH:
     WHEREAS, Asyst wishes to assure itself of the continued services of Schwartz for the period hereinafter provided, and Schwartz is willing to continue to be employed by Asyst for said period, upon the terms and conditions provided in this Agreement; and
     WHEREAS, Asyst has determined that it is in the best interests of Asyst and its shareholders to enter into this Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Asyst and Schwartz agree as follows:
     1. DEFINITIONS.
          (a) “Annual Base Salary” shall mean, as of any point in time, the annual base salary provided for in Section 3, below, as may be adjusted from time to time by Asyst.
          (b) “Base Salary” shall mean, as of any point in time, the current portion of the Annual Base Salary.
          (c) “Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934 (as amended).

          (d) “Beneficiary” shall mean (i) the person or persons named by Schwartz pursuant to Section 24, below, or (ii) in the event of his death, if no person is designated his Beneficiary and survives Schwartz, his estate.
          (e) “Board” shall mean the Board of Directors of Asyst.
          (f) “Cause” shall mean the occurrence, without the Board’s express written consent, of any one of the following specific material acts or omissions by Schwartz (subject only to Schwartz’ opportunity to correct, cure or remedy the Cause as provided in Section 11(b)):
               (i) Schwartz’s conviction in a court of law of, or entry of a guilty plea or plea of no contest to, a felony charge (whether subject to appeal);
               (ii) willful or continued failure by Schwartz to perform his material duties or obligations under this Agreement and/or as an officer or senior executive of Asyst;
               (iii) willful or continued engagement by Schwartz in misconduct that is demonstrably and materially injurious to Asyst;
               (iv) gross negligence by Schwartz during the performance of the duties of his position resulting in demonstrable and material injury to Asyst;
               (v) entry by a court or governmental or regulatory agency of the United States, or a political subdivision thereof, of an order barring Schwartz from serving as an officer or director of a public company;
               (vi) willful or continued breach by Schwartz of a material duty or obligation under Asyst’s Code of Business Conduct then in effect; or
               (vii) any willful or continued breach by Schwartz of a material duty or obligation under Section 13 or Section 14, below.
          For the purposes of this definition, no act or failure to act on the part of Schwartz shall be deemed “willful” to the extent (x) caused by Disability or (y) done, or omitted to be done, by him in good faith or with reasonable belief that his act or omission was in the best interest of Asyst.
          (g) “Change in Control” shall mean occurrence of any of the following:
               (i) acquisition by an individual, an entity or a group (excluding Asyst or an employee benefit plan of Asyst, or a corporation controlled by Asyst’s shareholders) of 30 percent or more of Asyst’s common stock or voting securities;
               (ii) change in composition of the Board (other than by retirement or voluntary termination of service) occurring within a rolling two-year period, as a result of which fewer than a majority of the directors at the end of such rolling two-year period are Incumbent Directors (“Incumbent Directors” shall mean directors who either are members of the Board (x) as of the beginning of such rolling two-year period or (y) prior to any Business Combination are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of such directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest); or
               (iii) consummation of a complete liquidation or dissolution of Asyst or a merger, consolidation, transfer or sale of all or substantially all of Asyst’s assets (collectively, a “Business Combination”), but which shall not include a Business Combination (x) in which the shareholders of Asyst receive 50 percent or more of the stock resulting from the Business Combination, (y) in which at least a majority of the board of directors of the resulting corporation comprise Incumbent Directors and (z) after which no individual, entity or group (excluding any corporation resulting from the Business Combination or any employee benefit plan of such corporation or of Asyst) owns 30 percent or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination.
          (h) “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.
          (i) “Committee” shall mean the Compensation Committee of the Board.
          (j) “Date of Termination” shall mean, with respect to any actual or purported termination of Schwartz’s employment during the Term of Employment, the following:
               (i) if his employment terminates by death, the date of death; or
               (ii) if his employment terminates for any other reason, the date specified in the Notice of Termination, whether provided by Asyst or Schwartz.
          (k) “Disability” shall mean Schwartz’s inability reasonably to perform the essential duties as an officer and senior executive of Asyst by reason of a physical or mental disability or infirmity, with or without reasonable accommodation, as determined in writing by a physician reasonably acceptable to Asyst and Schwartz, which disability or infirmity has continued for more than six consecutive months or an aggregate of nine months in any 12-month period.
          (l) “Effective Date” shall mean the date indicated in the first paragraph of this Agreement.
          (m) “Fiscal Year” shall mean the 12-month fiscal period then in effect as determined and reported by Asyst.
          (n) “Good Reason” shall mean the occurrence, without Schwartz’s express written consent, of any one of the following specific material acts or omissions by Asyst (but shall not include acts or omissions whose affect on Schwartz is de minimis or not material), subject to the opportunity to correct, cure or remedy the Good Reason as provided in Section 11(f), below:
               (i) Schwartz’s removal from his position as the Chief Executive Officer of Asyst or a substantial adverse alteration in the nature of his authority, duties or responsibilities as the Chief Executive Officer (including the assignment to Schwartz of any duties substantially inconsistent with his position as the Chief Executive Officer, a substantial change in the reporting of Schwartz, such that Schwartz reports to anyone other than directly to the Board, or a substantial change in the reporting of any other executive officer of Asyst so that the Board, and not Schwartz, has primary authority over such officer ), or any other action by Asyst that results in substantial diminution in such authority, duties or responsibilities (it being understood that Schwartz’s removal as President or Chair of the Board, or any change in his authority, duties or responsibilities as President or Chair of the Board, will not constitute Good Reason in and of itself, as long as Schwartz remains the Chief Executive Officer and his authority, duties or responsibilities as Chief Executive Officer are not substantially altered by such change), excluding for this purpose an isolated, insubstantial or inadvertent action that is remedied promptly by Asyst, after receipt of a notice from Schwartz as provided in Section 29, below, describing such isolated, insubstantial or inadvertent action;
               (ii) reduction by Asyst in Schwartz’s Base Salary (in which case, the Annual Base Salary for the purposes of calculating Schwartz’s benefits under Section 11(d), 11(e) and 11(h), below, and any amounts paid under the Post-Termination Consulting Agreement, shall be the Base Salary immediately prior to such reduction) and/or annual target bonus as in effect on the Effective Date, or as the same may be adjusted from time to time, except for across-the-board reductions similarly and proportionately affecting all senior executives of Asyst; provided, however, that such across-the-board reductions are not made as a result of, or in contemplation of, a Change in Control;
               (iii) failure by Asyst to continue in effect any compensation plan or other senior executive incentive program in which Schwartz participates and that is material to his total compensation, except pursuant to an across-the-board elimination, deferral or reduction similarly and proportionately affecting all senior executives of Asyst; provided, however, that such across-the-board elimination, deferral or reduction is not made as a result of, or in contemplation of, a Change in Control;
               (iv) relocation of Asyst’s principal place of business to a location more than 30 miles from the location of such office on the Effective Date; or
               (v) failure of a successor to all or substantially all of the business and/or assets of Asyst expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Asyst is required to perform it.
               (vi) A Disability cannot constitute Good Reason for termination by Schwartz of Schwartz’s employment.
          (o) “Non-compete Period” shall mean the period beginning with the Effective Date and ending as provided in Section 14, below.
          (p) “Notice of Extension” shall mean delivery of written notice by Asyst and receipt thereof by Schwartz in accordance with Sections 11(g) and 29, below.
          (q) “Notice of Termination” shall mean delivery of written notice by one party and receipt thereof by the other party in accordance with Sections 11 and 29, below.

          (r) “Performance-Based Awards” shall mean any equity awards or other long-term incentive awards for which the vesting is based on the accomplishment of certain performance criteria, including, without limitation, the restricted stock awards granted to Schwartz under the Company’s 2003 Equity Incentive Plan. Awards for which the vesting is based on continued service only shall not be considered Performance-Based Awards.
          (s) “Section 409A” shall mean Section 409A of the Code, as amended, and any final regulations and guidance promulgated thereunder.
          (t) “Term of Employment” or “Term of Agreement” shall mean the period specified in Section 2(b), below, during which Schwartz is employed by Asyst.
     2. TERM OF EMPLOYMENT, POSITIONS AND DUTIES.
          (a) Employment of Schwartz. Asyst hereby agrees to continue to employ Schwartz, and Schwartz hereby accepts continuing employment with Asyst, in the position and with the duties and responsibilities set forth herein and upon such other terms and conditions as are hereinafter stated (and specifically subject to all policies and procedures of Asyst generally applicable to its employees as a condition of employment).
          (b) Term of Employment and Term of Agreement. The Term of Employment and Term of this Agreement shall commence on the Effective Date and shall terminate on March 31, 2010, unless it is sooner terminated as provided in Section 11 generally, or extended as specifically provided in Section 11(g), below, or to the specific extent otherwise amended or extended by written agreement of the parties; provided, however, that, if a Change in Control shall occur on or prior to March 31, 2010, the Term of Employment and Term of Agreement shall continue in effect until the later of (x) 24 months after the date on which such Change in Control occurs or (y) March 31, 2010.

          (c) Title, Duties and Authorities.
               (i) Until termination of his employment hereunder, Schwartz shall be employed as Chief Executive Officer of Asyst, reporting to the Board, with all the authorities and responsibilities that normally accrue to the position of chief executive officer, and shall hold such other titles as the Board may reasonably grant; and
               (ii) Asyst and the Board agree to use best efforts to cause Schwartz to be elected, and to ensure his re-election during the Term, as a member and as Chair of the Board:
                    (A) Notwithstanding the foregoing, at any time the Board’s nominating committee, or Board by action of a majority of the independent directors of the Board, may decline to nominate, appoint or elect Schwartz as a member of the Board or as its Chair in the event such nomination, appointment or election is not consistent with obligations to shareholders, nominating criteria, listing standards applicable to Asyst, and/or fiduciary obligations or the exercise of reasonable business judgment of individual Board members; and
                    (B) In the event at any time that Schwartz’s employment with Asyst terminates for any reason, Schwartz agrees to offer promptly in writing his immediate resignation as a member of the Board and as a member of the board of directors of any affiliate of Asyst, unless and to the extent he and the Board agree otherwise.
          (d) Time and Effort.
               (i) Schwartz agrees to devote his best professional efforts and abilities and his full business time and attention to the affairs of Asyst in order to carry out his duties and responsibilities under this Agreement and as a senior executive and employee of Asyst.
               (ii) Notwithstanding the foregoing, nothing shall preclude Schwartz from:

                    (A) serving on the boards of (x) a reasonable number of trade associations and charitable organizations and (y) with the prior consent of the Board, any other business or entity not in competition with Asyst;
                    (B) engaging in charitable activities and community affairs; and
                    (C) managing his personal investments and affairs; provided, however, that any such activities do not materially interfere with the proper performance of his duties and responsibilities specified in subsection 2(c), above.
     3. BASE SALARY.
          Schwartz shall receive from Asyst a Base Salary, payable in accordance with the regular payroll practices of Asyst. During the Term of Employment, the Committee shall review the Annual Base Salary for adjustment no less often than annually, and submit any adjustment to the Board for ratification.
     4. ANNUAL BONUS.
          (a) Entitlement. Schwartz shall be eligible to receive an annual bonus in respect of each Fiscal Year during the Term of Employment in accordance with the terms and conditions of Asyst’s performance-based annual cash incentive plan or any annual incentive plan or plans established by Asyst either for Schwartz or for Asyst’s other senior executives generally.
          (b) Payment. The annual bonus shall be determined by the Committee and payable by Asyst in accordance with the applicable plan. However, the annual bonus payment shall not be deemed earned, due or payable by or to Schwartz until the date the Committee determines and directs the payment of such annual bonus (but in no event later than 60 days after completion of Asyst’s audited financial statements for such Fiscal Year or the earlier date the Committee determines and directs the payment of annual bonuses to Asyst’s senior executives generally).
     5. LONG-TERM INCENTIVE COMPENSATION.
          During the Term of Employment, Schwartz shall be eligible to participate in any long-term incentive plan or plans established by Asyst either for Schwartz alone or for Asyst’s other senior executives generally.
     6. EQUITY OPPORTUNITY.
          During the Term of Employment, Schwartz shall be eligible to receive equity awards, in the form of grants of options to purchase shares of Asyst’s stock or grants of shares, restricted shares or share units of Asyst’s stock, each as determined by the Committee from time to time under and in accordance with the terms of applicable plans of Asyst and related award agreements.
     7. EXPENSE REIMBURSEMENT.
          During the Term of Employment, Schwartz shall be entitled to timely reimbursement by Asyst for all reasonable and appropriate out-of-pocket expenses incurred by him during the Term in performing services under this Agreement, upon his appropriate submission of such accounts and records as may be reasonably required by Asyst.
     8. EMPLOYEE BENEFIT PLANS.
          During the Term of Employment, Schwartz shall be eligible to participate in all life insurance, short-term and long-term disability, accident, health insurance and savings/retirement plans that are applicable to Asyst employees generally or to Asyst’s other senior executives (and as may be amended, from time-to-time). Schwartz shall be entitled to the number of paid vacation days per year determined by Asyst, which, however, shall accrue at a regular rate not less than four weeks in any calendar year up to a maximum cap determined by Asyst’s policies governing employee paid vacation days accrual. Schwartz shall also be entitled to use all paid holidays given by Asyst to its employees generally.
     9. DEATH BENEFITS.
          In the event of Schwartz’s death during his employment hereunder, the following shall apply:
          (a) Schwartz’s Beneficiary, as the case may be, shall be entitled to the following:
               (i) an amount in cash representing an annual bonus under Asyst’s performance-based annual incentive compensation plan for the Fiscal Year in which his death occurs, prorated to the date of death utilizing as the pro ration factor a fraction, the numerator of which is the number of days in the current Fiscal Year through the date of death and the denominator of which is 365. Such annual bonus payment shall be based on the then-current annual bonus target for Schwartz, and shall assume 100 percent achievement of individual and corporate performance targets and objectives;
               (ii) an amount in cash equal to two times his Annual Base Salary, at the rate in effect immediately before the date of death;
               (iii) an amount in cash equal to two times the average of his annual earned bonuses actually paid by Asyst to Schwartz for the three completed Fiscal Years preceding the date of death;
               (iv) continuing Asyst-paid coverage for Schwartz’s dependents under the health, dental and vision insurance programs covering the dependents of senior executives of

Asyst generally, as from time to time in effect, for the two-year period from the date of death; provided that to the extent that continuation coverage is permitted under COBRA coverage or the terms of the applicable program, Schwartz agrees that the period of continuation coverage under this section shall count against any obligation by the plan or Asyst to provide continuation coverage pursuant to COBRA or the applicable program;
               (v) accelerated, immediate and unconditional vesting of all unvested stock options and other equity awards (other than Performance-Based Awards) previously granted to Schwartz and, for the one-year period following the date of death, the right to exercise any such stock options and other equity rights held by him; and
               (vi) continuation of all other company paid services in effect for Schwartz on the date of death (including, without limitation, automobile, if applicable) for the two-year period following the date of death.
          (b) The payments specified in clauses (a)(i) through (iii), above, shall be made by Asyst to Schwartz’s Beneficiary, as the case may be, in a single cash payment at the beginning of the month following the date of death.
     10. COMPENSATION, EQUITY AND BENEFIT PLANS.
          Schwartz’s eligibility to participate in and receive compensation, payment or benefit from or under any compensation, bonus, incentive, equity, expense reimbursement or employee benefit plan, program or award identified under this Agreement or otherwise available to him as an employee or Asyst senior executive, shall at all times be subject to the terms, conditions and procedures of eligibility and participation provided by such plan, program or award (and as may be amended, from time-to-time); provided that, to the specific extent the terms of this Agreement conflict with such plan, program or award, such terms of this

Agreement will control. Specifically, Asyst and the Board agree to use reasonable efforts to make any changes and obtain any approvals necessary to ensure that the rights or benefits expressly provided to Schwartz in Sections 9(a), 11(d), 11(e) and 11(h), below, regarding the acceleration of vesting and extension of exercise of Schwartz’s stock options and other equity rights shall not conflict with the terms and conditions of any applicable stock option and award agreements and any stock plans from which such stock options and awards issued. The extension of exercise provisions in Sections 9 and 10 shall, if applicable, extend the period following the Date of Termination during which Schwartz or his Beneficiary may exercise the applicable stock option or equity award but shall not extend the term of such option or award in the applicable agreement and plan. Nothing in this Agreement shall be interpreted to allow Schwartz or his Beneficiary to exercise a stock option or equity award following the expiration of the term for such option or award. In all other respects, Schwartz’s stock options and other equity rights shall at all times be subject to the terms and conditions of the plan, program and award (including, specifically, the term of stock option award agreement or plan as they may limit the period during which vested awards may be exercised).
     11. TERMINATION OF EMPLOYMENT.
          (a) General. Unless and to the specific extent provided in subsections (b) through (h), below, and notwithstanding anything to the contrary herein, in the event of termination of Schwartz’s employment during the Term of Agreement for any reason, he, his dependents or any Beneficiary, as the case may be, shall be entitled to receive the following rights, compensation, payments and benefits (subject to any additional rights, compensation, payments or benefits as specifically provided in subsections (b) through (h), below, to the extent applicable):

               (i) his Base Salary through the Date of Termination;
               (ii) payment in lieu of any accrued but unused vacation, in accordance with Asyst’s policy and procedures, and applicable laws;
               (iii) any annual bonus deemed earned, due and payable but not yet paid to him;
               (iv) any deferred compensation deemed earned and due under any incentive compensation plan of Asyst or any deferred compensation agreement then in effect;
               (v) any other right, compensation, payment or benefit, including without limitation long-term incentive compensation described in Section 5, above, benefits under equity awards described in Section 6, above, and employee benefits under plans described in Section 8, above, that have vested through the Date of Termination or to which he may then be entitled in accordance with the applicable terms of each award or plan; and
               (vi) reimbursement in accordance with Section 7, above, of any reasonable and appropriate business expenses incurred by Schwartz through the Date of Termination but not yet paid to him.
          (b) Termination by Asyst for Cause. In the event that Schwartz’s employment is terminated by Asyst for Cause, Schwartz shall be entitled only to the rights, compensation, payments and benefits specified in subsection 11(a), above, and Asyst shall have no other obligation or liability whatsoever to Schwartz regarding his employment or termination of employment or any claimed right, compensation, payment or benefit under this Agreement.
               (i) Notwithstanding the foregoing, termination for Cause may not occur unless and until, with the Board’s prior approval, Asyst has delivered to Schwartz a Notice of Termination, which written notice shall indicate the specific provision or provisions in the definition of Cause relied upon as a basis for termination and shall describe the specific facts and circumstances in sufficient detail to identify the specific act, omission, event or condition that constitutes Cause as the basis for such termination of Schwartz’s employment.
                    (A) Upon receipt of such written notice, Schwartz must have at least 30 days (x) to correct, cure or remedy the event or condition that constitutes Cause or (y) respond in writing to the Board setting forth specific facts and circumstances in sufficient detail to support his position that the act, omission, event or condition does not constitute Cause as the basis for such termination of Schwartz’s employment, and requesting reconsideration by the Board on the basis of such specific facts and circumstances;
                    (B) In the event of a timely and sufficient written response from Schwartz the Notice of Termination from Asyst shall be deemed suspended and the effective Date of Termination shall be deferred until the Board has had a reasonable opportunity to consider whether the specific basis for such termination has been corrected, cured or remedied or to consider any request by Schwartz for reconsideration; and
                    (C) The Board shall thereafter cause a written notice to be delivered on its behalf to Schwartz either rescinding its determination that his employment is to be terminated for Cause or affirming its determination that his employment is to be terminated for Cause, in which case the effective Date of Termination shall be set forth in the written notice and shall not be earlier than 15 days after such notice is given.
                    (D) If Asyst terminates Schwartz’s employment as set forth in subsection (C), above, despite the fact that Schwartz timely corrected, cured or remedied the event or condition that constitutes Cause, as set forth in subsection (A), above, then such termination shall be deemed without Cause and Asyst shall provide or pay the rights, payments or benefits under subsections 11(d) and 11(e), below (as applicable);
               (ii) Upon delivery to Schwartz of Notice of Termination under this subsection (b), he shall be suspended from all duties and responsibilities and placed on administrative leave (except to the extent such suspension would frustrate Schwartz’s ability to correct, cure or remedy the event or condition that constitutes Cause and to the extent the Board otherwise decides in its sole discretion) unless and until the Board rescinds its determination that his employment is to be terminated for Cause. During this leave period, Schwartz shall continue to receive his then-current Base Salary, benefits and benefit accruals and any equity rights or incentive awards shall continue to vest.
               (iii) Schwartz’s continued employment shall not constitute consent to, or a waiver of rights by Asyst with respect to any act or omission constituting Cause as the basis for such termination of Schwartz’s employment.
               (iv) A Disability or an act, omission, event or condition resulting from a Disability cannot constitute Cause for the termination by Asyst of Schwartz’s employment. Nothing in this Agreement shall affect Schwartz’s rights under any disability plan or policy in which Schwartz is a participant.
          (c) Termination by Reason of Death. In the event that Schwartz’s employment terminates by reason of his death, Schwartz’s Beneficiary, as the case may be, shall be entitled only to the rights, compensation, payments and benefits specified in subsection 11(a), above. Nothing in this Section or Section 32 shall limit the rights of Schwartz’s Beneficiary to the death benefits in Section 9 above or under any life insurance or other applicable benefit plan or policy.
          (d) Termination by Asyst Without Cause or by Schwartz for Good

Reason. In the event of termination of Schwartz’s employment during the Term of the Agreement either by (i) Asyst without Cause or (ii) by Schwartz for Good Reason, the following shall apply:
               (i) Asyst shall provide Schwartz 30 days’ Notice of Termination of his employment without Cause, and Schwartz shall comply with Section 11(f) regarding the Notice of Termination of his employment for Good Reason.
               (ii) Schwartz shall be entitled to the rights, compensation, payments and benefits specified in subsection 11(a), above, Section 33 below, as well as the following:
                    (A) an amount in cash representing an annual bonus under Asyst’s performance-based annual incentive compensation plan for the Fiscal Year in which his termination occurs, prorated to the Date of Termination utilizing as the pro ration factor a fraction, the numerator of which is the number of days in the current Fiscal Year through the Date of Termination and the denominator of which is 365. Such annual bonus payment shall be based on the then-current annual bonus target for Schwartz, and shall assume 100 percent achievement of individual and corporate performance targets and objectives;
                    (B) an amount in cash equal to his Annual Base Salary, at the rate in effect immediately before the Date of Termination;
                    (C) an amount in cash equal to two times the average of Executive’s annual earned bonuses actually paid by Asyst to Executive for the three most recently completed Fiscal Years (or the average for such fewer years for which such bonuses were actually paid) preceding the Date of Termination. For example, if , as of the Date of Termination, the Executive’s bonuses for the three most recently completed fiscal years were FY-1 — $100,000 , FY-2 — no bonus paid, and FY-3 — $50,000, then the average of

Executive’s annual earned bonuses actually paid by Asyst to Executive for the three most recently completed Fiscal Years would be $75,000;
                    (D) continuing Asyst-paid coverage under the (1) health, dental and vision insurance programs covering senior executives of Asyst generally, as from time to time in effect, for the two-year period from such termination or, if earlier, through such date as Schwartz becomes eligible for substantially similar coverage under the employee benefit plans of a new employer; provided that to the extent that continuation coverage is permitted under COBRA coverage or the terms of the applicable program, Schwartz agrees that the period of continuation coverage under this section shall count against any obligation by the plan or Asyst to provide continuation coverage pursuant to COBRA or the applicable program; and (2) life, disability and accident insurance programs covering senior executives of Asyst generally, as from time to time in effect, to the extent permitted under the terms of such programs, or if not permitted, under a substantially similar program, for the two-year period from such termination or, if earlier, through such date as Schwartz becomes eligible for substantially similar coverage under the employee benefit plans of a new employer;
                    (E) accelerated, immediate and unconditional vesting of all unvested stock options and other equity awards (other than Performance-Based Awards) previously granted to Schwartz and, for the one-year period following the Date of Termination, the right to exercise any such stock options and other equity rights held by him; and
                    (F) continuation of all other company paid services in effect for Schwartz on the Date of Termination (including, without limitation, automobile, if applicable) for the two-year period following the Date of Termination or, if earlier, through such date as Schwartz becomes eligible for substantially similar services from a new employer.

               (iii) The payments specified in clauses (ii)(A) through (C), above, shall be made as follows:
                    (A) 50 percent of the cash amounts due shall be paid in 12 equal monthly installments over the 12 months following the Date of Termination; and
                    (B) the remaining 50 percent of the cash amounts shall be paid in a single cash payment at the beginning of the 13th month following the Date of Termination.
          (e) Termination by Asyst Without Cause or by Schwartz for Good Reason Following a Change in Control. Section 11(d), above, notwithstanding, in the event of termination of Schwartz’s employment during the Term of Agreement either by (i) Asyst without Cause or (ii) Schwartz for Good Reason, which termination occurs within 24 months following a Change in Control, the following shall apply:
               (i) Asyst shall provide Schwartz 30 days’ Notice of Termination of his employment without Cause, and Schwartz shall comply with Section 11(f) regarding the Notice of Termination of his employment for Good Reason.
               (ii) Schwartz shall be entitled to the rights, compensation, payments and benefits specified in subsection 11(a), above, Section 33 below, as well as the following:
                    (A) an amount in cash on the Date of Termination equal to the greater of (x) the amounts specified in clauses (ii)(A) through (C) of subsection 11(d), above, and (y) an amount equal to all compensation required to be paid to him for the balance of the Term of this Agreement (payable to him as provided in clause (iii) of subsection 11(d), above);
                    (B) the additional rights, compensation, payments and benefits specified in clauses (ii)(D) through (F) of subsection 11(d); and
                    (C) accelerated, immediate and unconditional vesting of all unvested stock options, equity awards and long-term incentive awards granted to Schwartz, including any Performance-Based Awards, and, for the one-year period following the Date of Termination, the right to exercise any such stock options and other equity rights held by him.
          (f) Conditions on Schwartz’s Right to Terminate Employment for Good Reason. Schwartz’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness. In order for Schwartz to terminate his employment for Good Reason, and to be eligible to receive the rights, payments and benefits provided under subsections 11(d) and 11(e), above, Schwartz must satisfy the following requirements:
               (i) Schwartz must deliver a Notice of Termination to Asyst, which written notice shall indicate the specific provision or provisions in the definition of Good Reason relied upon as a basis for termination and shall describe the specific facts and circumstances in sufficient detail to identify the specific act, omission, event or condition that constitutes Good Reason as the basis for such termination of Schwartz’s employment. Schwartz must deliver such Notice of Termination no later than 90 days of Schwartz’s initial determination of the existence of such specific act, omission, event or condition that constitutes Good Reason as the basis for such termination of Schwartz’s employment.
               (ii) Upon receipt of such written notice, Asyst must have at least 30 days to correct, cure or remedy the event or condition that constitutes Good Reason and fail to do so in that period. If Asyst corrects, cures or remedies the Good Reason, Schwartz’s Notice of Termination shall be deemed withdrawn and Asyst shall not be required to provide or pay the rights, payments or benefits under subsections 11(d) and 11(e), above.
               (iii) Schwartz must not have consented to the event or condition that constitutes Good Reason. Schwartz’s continued employment shall not constitute consent to, or a waiver of rights by Schwartz with respect to, any act or omission constituting Good Reason as the basis for such termination of Schwartz’s employment.
               (iv) Notwithstanding any other provision, in no event may Schwartz terminate his employment for Good Reason as of a Date of Termination that is more than two years following the initial existence of the specific event or condition that constitutes Good Reason.
          (g) Asyst’s Right to Extend the Agreement. Asyst may elect to extend this Agreement for an additional one-year period at the end of the Term and on each anniversary thereof by delivering a Notice of Extension at least 30 days prior to such date. Asyst shall decide, in its sole discretion, whether to exercise its right to extend the Agreement, and nothing in this Agreement shall create an obligation to extend the Agreement.
          (h) Termination at End of Term or Extension. In the event that Asyst does not elect to extend this Agreement at the end of the Term or any one-year extension period as set forth in Section 11(g), Schwartz’ employment with Asyst will terminate on the last day of the Term or one-year extension period as applicable, and Schwartz shall be entitled to the rights, compensation and benefits specified in subsection 11(a), above, Section 33, below, as well as the following:
               (i) the cash amounts specified in clauses (ii)(A) through (C) of subsection 11(d), above (payable to him as provided in clause (iii) of subsection 11(d), above); and
               (ii) the additional rights, compensation and benefits specified in clauses (ii)(D) through (F) of subsection 11(d), above.

          (i) Voluntary Termination by Schwartz. Schwartz shall have the right to voluntarily terminate his employment at any time, for no reason (or for any reason other than Good Reason), by providing a Notice of Termination to Asyst at least 30 days (but not more than 60 days) before the Date of Termination in such Notice.
               (i) In the event that Asyst makes, but Schwartz does not accept, an offer to extend this Agreement at the end of the Term or any one-year extension period as set forth in Section 11(g), above, Schwartz shall be deemed to have terminated his employment voluntarily, and the Date of Termination of his employment with Asyst will terminate on the last day of the Term or one-year extension period as applicable.
     In the event of any such voluntary termination of employment, Schwartz shall be entitled only to the compensation, payment and benefits specified in Section 11(a), above, and Asyst shall have no other obligation or liability whatsoever to Schwartz regarding his employment or termination of employment, or any claimed right, compensation, payment or benefit under this Agreement.
          (j) Cessation of Payments. If, at any time during the Term of Agreement or in conjunction with performance pursuant to a continuing consulting relationship with Asyst as specifically provided in Section 33, below, Schwartz commits a breach of Section 13 or Section 14, below, Asyst’s obligations under this Agreement shall immediately cease and Asyst shall have no further obligation or liability whatsoever to Schwartz regarding his employment or termination of employment, or any claimed right, compensation, payment or benefit under this Agreement, except with respect to the specific compensation, payment or benefits identified in subsection 11(a), above, and Schwartz shall be deemed to have forfeited any other unprovided, unpaid, further or future right, compensation, payment or benefit to Schwartz under subsections

11(d), 11(e) and 11(h) above, and Section 33 below and Section 5.b.ii of the Post-Termination Consulting Agreement.
     12. DETERMINATION OF AMOUNT OF PAYMENT.
          (a) Determination of Amount of Payment. In the event that any rights, compensation, payments or benefits received or to be received by Schwartz pursuant to this Agreement (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to Excise Tax, but only if and to the extent that such a reduction would result in Schwartz’s receipt of Payments that are greater than the net amount that he would receive hereunder (after application of the Excise Tax) if no reduction were made.
          (b) Tax Reductions. The amount of required reduction, if any, shall be the smallest amount so that Schwartz’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax) shall be maximized, as determined by him. His determination of any required reduction pursuant to this subsection (a) shall be conclusive and binding upon Asyst, which shall reduce Payments accordingly only upon written notice from Schwartz indicating the amount of such reduction, if any. If the Internal Revenue Service (the “IRS”) determines that a Payment is subject to Excise Tax, then the following paragraph shall apply.
          (c) Liability for Excise Taxes. Notwithstanding any reduction described in the immediately preceding paragraph (or in the absence of any such reduction), if the IRS determines that Schwartz is liable for Excise Tax as a result of receipt of Payments, then Asyst shall allow Schwartz to pay back to Asyst, within 30 days after final IRS determination, an amount of the Payments equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to Asyst so that Schwartz’s net proceeds with respect to the Payments (after taking into account payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on the Payments. If the Excise Tax is not eliminated pursuant to this paragraph, Schwartz shall pay it.
          (d) Release. Asyst may require in its sole discretion, and at any time as a condition of receiving any right, compensation, payment or benefit under this Agreement in conjunction with a termination of employment, for any reason, that (a) Schwartz execute at the time of such termination of employment and abide by the terms of a general release of claims against Asyst and its affiliates and agents substantially in the form attached hereto as Exhibit A (“General Release”), and (b) reaffirm in an executed document his confidentiality obligations to Asyst consistent with this Agreement and the terms of Asyst’s standard Proprietary or Confidential Information and Inventions Assignment Agreement then in effect.
     13. CONFIDENTIAL INFORMATION.
          (a) Acknowledgments. Schwartz acknowledges that:
               (i) As a result of his employment with Asyst, Schwartz has obtained and will obtain secret and confidential information concerning the business of Asyst, including, without limitation, the identity of customers and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information;
               (ii) Asyst will suffer damage that will be difficult to compute if, during the Term of Employment or thereafter, Schwartz should divulge secret and confidential information relating to the business of Asyst heretofore or hereafter acquired by him in the course of his employment with Asyst; and
               (iii) The provisions of this Section 13 are reasonable and necessary for the protection of the business of Asyst.
          (b) Confidential Information Agreement. Schwartz agrees that he will not at any time, either during the Term of Employment or thereafter, divulge to any person, firm or corporation any confidential information obtained or learned by him during the course of his employment with Asyst with regard to the operational, financial, business or other affairs of Asyst, its officers and directors, including, without limitation, trade “know how,” secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes. In this regard, Schwartz agrees to execute and at all times be bound by Asyst’s standard Proprietary or Confidential Information and Inventions Assignment Agreement, as may be amended by Asyst from time to time (the “Proprietary Information and Inventions Agreement”). To the specific extent the terms of the Proprietary Information and Inventions Agreement conflict with the terms of this Agreement, such terms of this Agreement will control.
          (c) Remedies and Sanctions. In the event that Schwartz is found to be in violation of this Section 13 (including the Proprietary Information and Inventions Agreement), Asyst shall be entitled to relief as provided in Section 15, below.
     14. NONCOMPETITION / NONSOLICITATION.
          (a) Acknowledgments. Schwartz acknowledges that:
               (i) Asyst will suffer damage that will be difficult to compute if, during the Term of Employment, Schwartz should enter a competitive business; and

               (ii) The provisions of this Section 14 are reasonable and necessary for the protection of the business of Asyst.
          (b) Noncompetition. During the Term of Employment (the “Non-compete Period”), Schwartz shall not, directly or indirectly, without the prior written permission of Asyst:
               (i) enter into the employ of or render any services to any person, firm or corporation (any and each such, a “Competitive Business”) (x) engaged in any business that derives more than five percent of its gross sales from products that are interchangeable with or substitutable for a product then-sold or planned by Asyst as of the Date of Termination (unless Asyst is no longer selling the product), or (y) any person, firm or corporation expressly identified by Asyst in its then-current Proxy Statement as a “peer company” in the course of its Compensation Discussion & Analysis; or
               (ii) engage in any Competitive Business for his own account; or
               (iii) become associated with or hold greater than a five percent equity or ownership interest in any Competitive Business as an individual, partner, shareholder; creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.
               Notwithstanding the foregoing, nothing in this Agreement shall preclude Schwartz from investing his personal assets in either (1) the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market or (2) a private equity fund, venture capital fund or similar investment that holds securities of any corporation or other business entity that is engaged in a Competitive Business; provided that such investment does not result in his beneficially owning, at any time, more than five percent of the equity securities of such competitor.
          (c) Nonsolicitation.
               (i) During the Non-compete Period and for a period of twelve (12) months thereafter, Schwartz shall not, directly or indirectly, without the prior written permission of Asyst, solicit or recruit, or have, assist or cause any other person or entity to solicit or recruit, any executive or director-level person who is then-employed or then-retained by Asyst to terminate their employment or retention with Asyst; or
               (ii) During the Non-compete Period, Schwartz shall not, directly or indirectly, without the prior written permission of Asyst, solicit, endeavor to entice away from Asyst, or knowingly interfere with, any of its then-current customers or sources of supply (with whom Schwartz developed or significantly enhanced his business relationship during his employment with Asyst).
          (d) Remedies and Sanctions. In the event that Schwartz is found to be in violation of this Section 14, Asyst shall be entitled to relief as provided in Section 15, below.
          15. INJUNCTIVE RELIEF.
          (a) If Schwartz commits a breach, or threatens to commit a breach, of any material provision of Sections 13 or 14, above, Asyst shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Schwartz that the services rendered hereunder to Asyst are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to Asyst, for which monetary damages will not provide an adequate remedy.
               The rights and remedies enumerated in this subsection (a) shall be independent of the other and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other damages, rights and remedies available to Asyst under law or equity.
          (b) If any provision of Sections 13 and 14 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and any such provision shall then be applicable in such modified form.
     16. WITHHOLDING TAXES.
          All payments to Schwartz or his Beneficiary under or pursuant to this Agreement shall be subject to further withholding or deductions on account of federal, state and local taxes as required by law. If any payment under this Agreement is insufficient to provide the amount of such withholdings or deductions, Asyst may withhold or deduct from any subsequent or other payment due Schwartz or his Beneficiary. In this regard, Asyst may withhold or deduct from any payments hereunder the amount that Asyst, in its reasonable judgment, determines it is required to withhold or deduct for any federal, state or local income or employment taxes.
     17. INDEMNIFICATION AND LIABILITY INSURANCE.
          Nothing herein is intended to limit Asyst’s indemnification of Schwartz, as provided by the terms and conditions of that Indemnity Agreement between Asyst and Schwartz, dated December 8, 2003 (a copy of which is attached as Exhibit B). To the extent that directors’ and officers’ liability insurance is obtainable on commercially economic terms, Asyst shall cause Schwartz to be covered, during the Term of Employment, during the term of any continuing consulting relationship with Asyst as specifically provided in Section 33, below, and after the Term of Employment in respect of claims arising from any such service during the Term of

Employment or pursuant to a continuing consulting relationship with Asyst as specifically provided in Section 33, below, by such insurance on commercially reasonable terms no less favorable than then-available to Asyst directors and officers in terms of coverage, limits and reimbursement of defense costs.
     18. ASSIGNABILITY, SUCCESSORS, BINDING AGREEMENT.
          (a) This Agreement, and its terms, conditions and obligations, shall be binding on any successor-in-interest to Asyst, whether through merger, acquisition, consolidation, assignment, corporate dissolution or otherwise. In addition to any obligations imposed by law upon any successor to Asyst, Asyst will use its best efforts to obtain from any such successor to all or substantially all of the business and/or assets of Asyst a written agreement in which such successor expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Asyst is required to perform it. Notwithstanding such assumption, Asyst shall remain liable and responsible for fulfillment of the terms and conditions of this Agreement, and in no event shall any such assignment and assumption of this Agreement adversely affect Schwartz’s rights hereunder upon a Change in Control.
          (b) This Agreement shall inure to the benefit of and be enforceable by the parties’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, assigness and legatees, including the Beneficiary.
     19. REPRESENTATIONS.
          The parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such party and any other person, firm or organization. Asyst represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.
     20. ENTIRE AGREEMENT.
          Except to the extent otherwise expressly provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof; provided, however, that the terms and conditions of the Agreement to Arbitrate Disputes and Claims, Indemnification Agreement, Code of Business Conduct, and Proprietary Information and Inventions Agreement shall remain in full force and effect, and not superseded by this Agreement (except and to the extent expressly provided to the contrary herein).
          (a) In the event of a conflict between this Agreement and terms of any benefit plan, grant or award, the provisions of this Agreement shall govern the determination of the parties’ respective rights, obligations and liabilities.
          (b) This Agreement shall specifically supersede and replace that Change-in-Control Agreement between Asyst and Schwartz, dated October 20, 2003 (as extended by amendment, dated October 20, 2005), which agreement is deemed cancelled as of the Effective Date.
     21. AMENDMENT OR WAIVER.
          No provision in this Agreement may be amended unless and to the extent such amendment is agreed to in writing and signed by both Schwartz and an authorized officer of Asyst. No waiver by either party of any breach by the other party of any condition, obligation, performance or provision contained in this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the party to be charged with the waiver.
     22. SEVERABILITY.
          In the event that any provision or portion of this Agreement shall be determined to be valid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     23. SURVIVAL.
          The respective rights and obligations of the parties under this Agreement shall survive any termination of Schwartz’s employment with Asyst.
     24. BENEFICIARIES/REFERENCES.
          Schwartz shall be entitled to designate (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit under this Agreement upon his death by giving Asyst written notice thereof in the form attached as Exhibit C. In the event of Schwartz’s death or of a judicial determination of his incompetence, reference in this Agreement to Schwartz shall be deemed to refer, as appropriate, to his beneficiary, estate or other legal representative.
     25. COMPLIANCE WITH SECTION 409A.
          (a) It is the intent of the parties to this Agreement that all of the payments and benefits set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A, and any ambiguities herein will be interpreted to so comply.

          (b) Asyst agrees to use reasonable and good faith efforts to administer its performance-based annual cash incentive plan or any other annual incentive plan, long term incentive plan or equity award in which Schwartz participates in a manner that qualifies for exemption from or complies with Section 409A.
          (c) It is the intent of the parties that a termination by Asyst without Cause or a termination by Schwartz for Good Reason shall constitute an involuntary separation of service under 409A and that the severance payments and benefits in Sections 11(d), 11(e) and 11(h), as well as payments under the Post-Termination Consulting Agreement, shall, to the extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception to Section 409A, and any ambiguities herein will be interpreted to so comply. Each installment payment under Section 11(d)(iii) and the Post-Termination Consulting Agreement and each payment and benefit under Section 11 shall be deemed a separate payment under this Agreement. To the extent that any of the payments and benefits under this Agreement or the Post-Termination Consulting Agreement are determined to constitute deferred compensation subject to 409A (the “Deferred Compensation Benefit”), they will be subject to the following restrictions:
               (i) Anything in this Agreement to the contrary notwithstanding, any Deferred Compensation Benefit shall be paid or provided to Schwartz only if and as of the date Schwartz experiences a “separation from service” as defined in the final Treasury Regulations promulgated under Section 409A.
               (ii) Anything in this Agreement to the contrary notwithstanding, if Schwartz is a “specified employee” within the meaning of Section 409A on the Date of Termination, and as determined in accordance with the applicable standards of Section 409A and the Treasury Regulations thereunder, as applied on a consistent basis, then the parties agree that to the extent the Deferred Compensation Benefit is subject to the “six-month delay rule” in Section 409A(a)(2)(B)(i), the Deferred Compensation Severance Benefit that would otherwise have been due within the first six (6) months following the Date of Termination will be provided or paid in a lump sum one (1) day following the earlier of:
                    (A) the last day of the sixth (6th) complete calendar month following the Date of Termination; or
                    (B) Schwartz’s death.
Any remaining installments following such date shall be made in accordance with the original payment schedule.
          (d) The parties agree to work in good faith to use reasonable efforts to amend or modify this Agreement as may be necessary to ensure that all payments and benefits provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A.
          (e) Notwithstanding the foregoing or elsewhere in this Agreement or the Post-Termination Consulting Agreement, Asyst makes no representations or warranties that the compensation or benefits provided under this Agreement or the Post-Termination Consulting Agreement will be exempt from Section 409A of the Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement or the Post-Termination Consulting Agreement. To the extent that any of the severance payments and benefits in Sections 11(d), 11(e) and 11(h), or otherwise under this Agreement or the Post-Termination Consulting Agreement, is determined to constitute deferred compensation subject to 409A, Schwartz will have sole liability for any additional tax, assessment or penalty imposed under Section 409A, and Asyst shall have no obligation to hold harmless, indemnify, compensate or “gross up” Schwartz for any such additional tax, assessment or penalty.
     26. MITIGATION.
          Asyst agrees that Schwartz is not required to seek other employment following the Term of Employment, or to attempt in any way to reduce any amounts payable to him under this Agreement. Further, the amount of any cash payment payable under this Agreement or the Post-Termination Consulting Agreement shall not be reduced by any compensation earned by Schwartz as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by him to Asyst, or otherwise.
     27. GOVERNING LAW.
          This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California, without reference to principles of conflict of laws.
     28. RESOLUTION OF DISPUTES.
          (a) Arbitration. Any right or benefit, or obligation or liability, granted or arising under this Agreement, and any other dispute between Schwartz and Asyst arising from or relating to Schwartz’s employment or termination of employment, shall be subject to and resolved exclusively by binding non-appealable arbitration. The terms and conditions of the Agreement to Arbitrate Disputes and Claims (and as amended, from time to time) shall govern such dispute and arbitration shall be binding on Schwartz and Asyst, and shall be deemed incorporated herein by reference as a material part of this Agreement. Neither Schwartz nor

Asyst shall be liable to, or entitled to recover from, the other for any claim, cause or action, suit or proceeding relating to any right or obligation hereunder, any incidental, special, consequential or exemplary damages of any kind, including punitive damages (and the arbitrator will be without jurisdiction or authority to award such damages). The arbitrator also will not have jurisdiction or authority to award attorneys’ fees or costs to either party for any claim, cause, action, suit or proceeding unless and to the extent a statute at issue which is the basis for the claim, cause, action, suit or proceeding expressly authorizes the award of attorneys’ fees and costs to the prevailing party. In this instance only, the arbitrator shall have the authority to make an award only of reasonable attorneys’ fees and costs to the prevailing party, and to the extent and in the manner permitted by the statute applicable to such claim, cause, action, suit or proceeding; however, any award of fees and costs will be limited to the amount of reasonable fees and costs actually incurred and which bear a reasonable relation to the prevailing party’s actual recovery.
          (b) Continuation of Payments. Pending the outcome or resolution of any dispute between the Parties, Asyst shall continue to pay Schwartz all amounts, and provide on his behalf all benefits, expressly provided and due him under this Agreement.
     29. NOTICES.
          Any notice, consent or waiver given to either party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.
     If to Asyst or the Board:
Asyst Technologies, Inc.

46897 Bayside Parkway
Fremont, CA 94538
Attention: General Counsel
Tel: (510) 661-5000
Fax: (510) 661-5166
     With a copy to:
Chair, Compensation Committee
Board of Directors
Asyst Technologies, Inc.
46897 Bayside Parkway
Fremont, CA 94538
Tel: (510) 661-5000
Fax: (510) 661-5166
If to Schwartz, to Schwartz’s residence last specified by him in writing to Asyst for this purpose or, if none, as the residence is last indicated in Asyst’s employment records for him.
     30. HEADINGS.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     31. PARTIAL INVALIDITY.
          If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
     32. NO OTHER COMPENSATION; EMPLOYEE AT WILL.
          Except and to the extent specifically provided in Section 11, above, no right, payment, compensation or benefit shall be conferred, due or payable to Schwartz, and no obligation or liability shall be due or owing by Asyst, under this Agreement or otherwise in respect of the conduct or termination of Schwartz’s employment (at any time or for any reason).

Schwartz is and shall remain an “employee at will” and shall not have any right or expectation (reasonable or otherwise) to be retained or continue in the employ of Asyst. Schwartz understands and expressly agrees, as a material inducement to Asyst to enter this Agreement, that Schwartz’s only right, claim, cause or action arising from termination or the affect of termination of his employment, whether by him, Asyst or in the context of a Change in Control, at any time and for any reason, shall be limited to payment and recovery of the specific payments and benefits identified in Section 11, above, and that Schwartz understands and agrees that he shall never raise or assert (and is estopped from ever raising or asserting) any other right, claim, cause or action arising from termination or the affect of termination of his employment.
     33. CONTINUING CONSULTING RELATIONSHIP.
     Asyst and Schwartz agree, as a condition of and as a material part of the consideration for any right, compensation, payment or benefit to be provided or paid to either party in conjunction with a termination of employment under subsections 11(d), 11(e) or 11(h), above, that the parties enter as of or about the Date of Termination a consulting agreement and fulfill in all reasonable and material respects a continuing consulting relationship with Asyst for the 12-month period following the Date of Termination. Such continuing consulting relationship and consulting agreement will be subject to terms and conditions substantially in the form attached hereto as Exhibit D (“Post-Termination Consulting Agreement”).

     34. COUNTERPARTS.
          This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Asyst Technologies, Inc.

By:	/s/ Anthony E. Santelli
Anthony E. Santelli
Chair, Compensation Committee

By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary

/s/ Stephen S. Schwartz Stephen S. Schwartz

EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS
This Severance Agreement and Release of All Claims (“Agreement and Release”) is intended to constitute a binding agreement between you, Stephen S. Schwartz (“Employee”), and Asyst Technologies, Inc., on behalf of its subsidiary and affiliated entities (“Asyst” or the “Company”). Please review the terms carefully. By signing below, you are agreeing to end your employment relationship with Asyst on the terms identified below, and in return for the benefits provided herein. We advise you to consult with an attorney or other advisor concerning its terms and obligations and the specific effect on your legal rights. This Agreement and Release is deemed effective as of                                            (the “Effective Date”).
     1. Your employment with Asyst shall terminate on                     . You understand you have no recall rights.
     2. You and Asyst agree that this Agreement and Release is contractual in nature and not a mere recital, and that this Agreement and Release shall be interpreted as though drafted jointly by the Employee and Asyst.
     3. You will be entitled to the benefits described in the Employment Agreement between Asyst and you dated December [     ], 2007, as may be amended, (the “Employment Agreement”). You understand that, except as provided herein, you will not be entitled to any additional payments or severance or any other benefits from Asyst associated with any claimed work or right to work beyond the date of your termination.
     4. During the course of your employment with Asyst, you have had access to or have had possession of confidential and proprietary information or materials of Asyst. You acknowledge and confirm that you have complied during your employment with all the terms of Asyst’s Confidential Information and Inventions Assignment Agreement signed by you and reaffirm that your confidentiality obligations to Asyst are continuing into the future regardless of termination of your employment.
     5. You also agree to return promptly all property of Asyst, including pagers, cellular phones, PDAs and any other materials or equipment in your possession or which were provided to you by or through Asyst, except as specifically authorized by Asyst’s C.E.O. You further understand that any use of credit or telephone cards, cellular phones, pagers, PDAs, and other materials or equipment provided to you by or through Asyst will not be authorized beyond your termination date, and any expenses incurred after your termination date will not be eligible for reimbursement except as specifically authorized by Asyst’s C.E.O.
     6. You hereby fully waive, release and discharge Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each (the “Released Parties”) from, and agree never to assert against any of the Released Parties any and all claims, liabilities, charges and causes of action of any kind whatsoever which you have, had or

CA-ShortFrom-Oct07	Confidential

may have against them as of the date on which you sign this Agreement, including without limitation any and all claims, liabilities, charges and causes of action relating to:
(a)	your employment, termination of employment or any right, expectation, claim or benefit relating to or arising in any manner from your employment;

(b)	any and all rights or claims relating to or in any manner arising under the California Fair Employment and Housing Act (Government Code section 12900 et seq., as amended);

(c)	any and all rights or claims relating to or in any manner arising under the Civil Rights Act of 1964 (42 U.S.C. 2000, et seq., as amended);

(d)	any and all rights or claims relating to or in any manner arising under the Americans with Disabilities Act (29 U.S.C. 706 et seq., as amended);

(e)	any and all rights or claims relating to or in any manner arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq., as amended);

(f)	any and all rights or claims relating to or in any manner arising under the WARN Act (as amended), and any comparable provisions of California or other applicable law;

(g)	any and all rights or claims relating to or in any manner arising under the Equal Pay Act of 1963 (as amended);

(h)	any and all rights or claims relating to or in any manner arising under the California Labor Code Section 1197.5 (as amended); and

(i)	any and all rights or claims otherwise relating to or in any manner arising under federal, state or local statutory, administrative or common law or regulation, including claims for wrongful termination or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, infliction of emotional distress, personal injury, defamation and misrepresentation.
Asyst hereby fully waives, releases and discharges you from, and agrees never to assert against you, any and all claims, liabilities, charges and causes of action of any kind whatsoever which Asyst has, had or may have against you as of the date on which you sign this Agreement, provided, however, that nothing in this Paragraph 6 shall preclude Asyst from enforcing its rights with respect to your obligations under the terms and conditions of (i) this Agreement and Release, (ii) the releases from you contained herein, (iii) the continuing obligations and liabilities expressly provided under the Employment Agreement, (iv) the Agreement to Arbitrate Disputes and Claims, and (v) the continuing obligations and liabilities expressly provided under the Confidential Information and Inventions Assignment Agreement.

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     7. Each party waives his or its rights under section 1542 of the Civil Code of California, or other comparable provision of applicable law, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
     8. This Agreement and Release shall not affect any waiver or release of any claim for workers’ compensation benefits and unemployment insurance benefits or any other claims that may not be released under applicable law. Nothing in this Agreement and Release shall preclude you from enforcing your rights with respect to Asyst’s obligations under the terms and conditions of (i) this Agreement and Release, (ii) the releases from Asyst contained herein, (iii) the continuing obligations and liabilities expressly provided under the Employment Agreement, (iv) the Agreement to Arbitrate Disputes and Claims, (v) the continuing obligations and liabilities expressly provided under the Indemnity Agreement, and (vi) claims relating to the validity of this Agreement and Release under the ADEA (as amended).
     9. You understand, represent and agree that:
(a)	you have had a reasonable opportunity of up to 21 days to consider this Agreement and Release if you wish and to consult an attorney or other advisor before signing this Agreement and Release;

(b)	you have read this Agreement and Release in full and understand all of the terms and conditions set forth herein;

(c)	you knowingly and voluntarily agree to all of the terms and conditions set forth herein and intend to be legally bound by them;

(d)	you may rescind this Agreement and Release only with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) and only if you do so within seven (7) days after signing it (in which case you will forfeit in full and agree immediately to refund, return to and reimburse Asyst any and all benefits provided to you under Paragraph 8, above); and

(e)	this Agreement and Release will not become effective or enforceable with respect to claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.) until seven (7) days after you have signed it.
     10. You represent that you have not filed any complaints, claims, grievances or actions against Asyst, its parent, subsidiary and affiliated entities, and the shareholders, directors, officers, employees, agents and representatives of each, or any other of the Released Parties in any state, federal or local court or agency, and you covenant not to file any such complaints, claims, grievances, or actions (other than for workers’ compensation benefits, unemployment insurance benefits or otherwise

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not subject to by law to your waiver or releases herein) at any time hereafter. You hereby grant power of attorney to Asyst to dismiss on your behalf any such complaint, claim grievance or action you filed in violation of this Paragraph. Notwithstanding the foregoing, you acknowledge and agree that in the event you successfully assert any claim against Asyst, despite the waivers, releases and other representations provided in this Agreement and Release, that an amount equal to any and all benefits provided to you under Paragraph 3, above, may and shall be off-set and deducted from any recovery from such claim.
     11. Asyst represents that it has not filed any complaints, claims, grievances or actions against you in any state, federal or local court or agency, and Asyst covenants not to file any such complaints, claims, grievances, or actions at any time hereafter with respect to the claims released by Asyst hereunder. Asyst hereby grants power of attorney to you to dismiss on Asyst’s behalf any such complaint, claim grievance or action Asyst filed in violation of this Paragraph.
     12. You agree not to defame, disparage or criticize Asyst or its shareholders, directors, officers, employees or business or employment practices at any time. Asyst agrees that neither Asyst nor its directors, officers will defame, disparage or criticize you.
     13. Except to the extent the Agreement and Release has been publicly disclosed by Asyst, you agree to not to disclose the existence of this Agreement and Release, its terms, or any information relating to this Agreement and Release to anyone other than your spouse (if any), tax preparer, accountant, attorney and other professional adviser or party to whom disclosure is necessary in order to comply with the law. In such event, you will instruct them to maintain the confidentiality of this Agreement and Release just as you must.
     14. The parties agree that this Agreement and Release shall be binding upon their successors and assignees. Each represents that it has not transferred to any person or entity any of the rights released or transferred through this Agreement.
     15. If a court of competent jurisdiction declares or determines that any provision of this Agreement and Release is invalid, illegal or unenforceable, the invalid, illegal or unenforceable provision(s) shall be deemed not a part of this Agreement, but the remaining provisions shall continue in full force and effect.
     16. Each party, upon breach of this Agreement and Release by the other, shall have the right to seek all necessary and proper relief, including, but not limited to, specific performance, from a court or arbitrator of competent jurisdiction.
     17. Each party agrees that any differences, disputes or controversies between us arising from this Agreement and Release or from rights or obligations hereunder, or any liabilities asserted or arising from your employment or its termination, shall be exclusively submitted to arbitration subject to the terms and conditions provided in Section 28 of the Employment Agreement and the Agreement to Arbitrate Disputes and Claims, which said terms and conditions are deemed incorporated in this Agreement and Release in full by this reference and made a material part hereof.

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     18. We each, to the fullest extent permitted by law, waive any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising hereunder or from the rights, duties or liabilities created hereby.
     19. The laws of the State of California shall govern the construction and enforcement of this Agreement and Release and any rights, obligations or liabilities hereunder, without regard to conflicts of laws considerations.
     20. You certify and confirm that you do not have in your possession any, and that you have returned to Asyst as of termination of your employment all, property, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials equipment, other documents or property, or reproductions of any aforementioned items belonging to Asyst.
     21. You also certify and confirm that you have complied during your employment with all the terms of Asyst’s Confidential Information and Inventions Assignment Agreement, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by you (solely or jointly with others) covered by that agreement.
     22. You further reaffirm your non-solicitation obligations in the Employment Agreement and Asyst’s Confidential Information and Inventions Assignment Agreement.
     23. You understand that the provisions of the Employment Agreement between Asyst and you and the provisions of this Agreement and Release set forth the entire agreement between you and Asyst concerning your employment, separation benefits and termination of employment, and that this Agreement and Release replaces any other promises, representations or agreement between you and Asyst, whether written or oral, concerning such matters (except as otherwise expressly set forth in this Agreement and Release or the Employment Agreement). You also understand that any benefits provided you under this Agreement and Release are offered on a one-time basis, and are not a part of a funded employee welfare program or established Asyst practice or policy. Any modification of this Agreement and Release, or change to the benefits offered hereunder, must be in writing and executed in advance by you and Asyst, or else such modification will not be binding or effective.
     24. In the event that you breach any of your obligations under this Agreement and Release or as otherwise imposed by law, Asyst will be entitled to recover the sums and benefits paid under the Agreement and Release and to obtain all other relief provided by law or equity.
     25. The parties agree and represent that they have not relied and do not rely upon any representation or statement regarding the subject matter or effect of this Agreement and Release made by any other party to this Agreement and Release or any party’s agents, attorneys or representatives.
I, THE UNDERSIGNED, HAVE HAD A SUFFICIENT OPPORTUNITY TO CONSIDER THIS AGREEMENT AND RELEASE AND HAVE BEEN ADVISED IN WRITING THAT I MAY CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE.

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I, THE UNDERSIGNED, HAVE READ THIS AGREEMENT AND RELEASE AND UNDERSTAND THAT I ENTER THIS AGREEMENT AND RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST ASYST TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS AGREEMENT AND RELEASE VOLUNTARILY AND KNOWINGLY.
ACKNOWLEDGED, UNDERSTOOD AND AGREED:

EMPLOYEE:	ASYST TECHNOLOGIES, INC.

By:

Name:
Title:

Date:	Date:

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EXHIBIT B
Indemnity Agreement
Dated December 8, 2003

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Stephen Schwartz’s Indemnity Agreement dated December 8, 2003 is in the same form as Exhibit 10.33 to our Form 10-K for FY 2004, which was filed on June 10, 2004.

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EXHIBIT C
Beneficiary Designation

Pursuant to Section 24 of that Employment Agreement (the “Agreement), made and entered into as of December [     ], 2007, between myself and Asyst Technologies, Inc., a California corporation, with its principal office located at 46897 Bayside Parkway, Fremont, CA 94538 (together with its successors and assigns permitted under this Agreement, “Asyst”), I hereby make and provide notice to Asyst of the following Beneficiary Designation (which shall be binding on Asyst and in effect, unless, until and only to the extent superceded by a subsequent written Beneficiary Designation provided to Asyst in conformity with the requirements of the Agreement):
If I die prior to distribution or payment to me of any claimed right, compensation, payment or benefit due or payable to me under the Agreement, such right, compensation, payment or benefit shall be automatically transferred and/or due, distributed and paid to those beneficiaries designated below who survive me, subject to the provisions of the Agreement (if applicable) [check one box only]:

☐	Entirely to the spouse to whom I am currently married. [Please provide name and address below.] If my spouse does not survive me, payment is to be made to [check one box only]:

☐	All of my children who survive me in equal shares. [Please provide names and addresses below.]

☐	All of the persons named below who survive me in equal shares.

☐	To all of my children who survive me in equal shares. [Please provide names and addresses below.]

☐	To all of my siblings who survive me in equal shares. [Please provide names and addresses below.]

☐	Entirely to the first person named below who survives me.

☐	To all of the persons named below who survive me in equal shares.

☐	Other [please use a separate sheet if necessary]:

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The term “children” means natural or legally adopted children but excludes stepchildren (if not adopted). The term “siblings” means brothers and sisters, whether natural or adoptive, but excludes stepbrothers and stepsisters.

The names and addresses of my beneficiaries are as follows [please use a separate sheet if necessary]:

1.	Name: Address:	Relationship: Email:
Telephone:

2.	Name:	Relationship:
	Address:	Email:
Telephone:

3.	Name:	Relationship:
	Address:	Email:
Telephone:

4.	Name:	Relationship:
	Address:	Email:
Telephone:

5.	Name:	Relationship:
	Address:	Email:
Telephone:
This beneficiary designation is to take effect on the date when it is received by the person responsible for administering the Agreement at Asyst Technologies, Inc., and it supersedes any prior designations that I may have made under the Agreement.

Stephen S. Schwartz

,
(Date)		(signature)
Please file this form with Human Resources and the General Counsel, Asyst Technologies, Inc.

Received by:

Date of receipt:	, 200

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EXHIBIT D
Form of Post-Termination Consulting Agreement

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Independent Consultant & Contractor Agreement
               This Independent Consultant & Contractor Agreement (“Agreement”) is made by and between Asyst Technologies, Inc., with its principal offices located at 46897 Bayside Parkway, Fremont, California, 94538 (which, together with its parent or subsidiary entities shall be hereinafter referred to as, “Asyst” or the “Company”), and

Name:	Stephen S. Schwartz, Ph.D.

Principal U.S. Address:

(hereinafter, “Consultant”). The term “Consultant” shall refer to and include, collectively, any employees, agents, affiliates, consultants or contractors of or directly engaged by the Consultant performing services for Asyst hereunder.
By signing this Agreement, the parties agree to the terms and conditions set forth on this page and on the attached Terms and Conditions. This Agreement is effective as of [          ] (the “Effective Date”), and will automatically terminate twelve months thereafter on [          ] (the “Termination Date”) unless renewed, extended or earlier terminated pursuant to Sections 5 of the attached Terms and Conditions.

Consultant	Asyst Technologies, Inc.
Name: Stephen S. Schwartz, Ph.D.	Name:
Title:
Dated:	Dated:

Notice Contact:	Notice Contact:
Tel:	Tel:
E-mail:	E-mail:
Consultant’s Federal Tax Identification No. or Social Security No.: [                                        ]
Non-Disclosure Agreement entered into on                       (the “NDA”).
Copy of Code of Business Conduct Delivered to Consultant: [     ] Yes.
Reference Document: Employment Agreement, dated December [     ], 2007.

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Terms and Conditions
In consideration of the promises contained and consideration provided in this Agreement, Asyst agrees to retain Consultant to perform certain services subject to the terms and conditions set forth below and in the Statement of Work attached as Exhibit A (which Exhibit A, together with the other exhibits attached hereto, are incorporated into this Agreement in full by reference as material parts hereof).
Any terms used herein but not otherwise defined in this Agreement shall have the respective meanings set forth in the Employment Agreement entered into between Asyst and Consultant, and dated as of December      , 2007 (the “Employment Agreement”).
1. Statement of Work. The services that Consultant is to perform and/or deliverables that the Consultant is to provide under this Agreement are identified in the attached Statement of Work (the “Services”).
2. Compensation. The compensation to be paid Consultant pursuant to this Agreement shall be in consideration for all Services rendered. Payment will be made in the amount and manner specifically provided in the Payment Schedule attached hereto as Exhibit B, and the total amount due or owing Consultant for Services performed hereunder shall not exceed the specified identified maximum amount, unless and to the extent Asyst and Consultant agree in advance in writing to a greater amount in the form of an amendment to Exhibit B. Consultant understands and agrees that it may not rely on any oral or other modification or amendment of the terms and conditions of this Agreement, or the scope of Services or right to payment hereunder, unless and to the extent agreed to in advance in writing by Asyst’s Notice Contact identified above. Consultant hereby waives, as a material inducement to Asyst’s agreement to enter this Agreement, any right to assert a claim or cause against Asyst based on an oral or other modification or amendment of the terms and conditions of this Agreement, the scope of Services or right to payment hereunder, and Consultant agrees that it will not assert any such claim or cause against Asyst (whether under the law of contract, quasi-contract or otherwise), unless and to the extent agreed to in writing by Asyst’s Notice Contact identified above.
3. Travel and Other Expenses. Except to the extent provided on Exhibit B, the compensation to be paid Consultant is intended to be an “all-in” fee and Consultant shall be solely liable and responsible for any fees, costs, expenses and liabilities incurred in connection with this Agreement or in the performance of any of the Services. Except to the extent provided on Exhibit B, Consultant waives any right, claim or expectation to recovery or reimbursement, from Asyst or otherwise, to any such fees, costs, expenses or liabilities.
4. Term. The term of this Agreement will be for twelve months beginning on the Effective Date and running until the Termination Date, unless renewed, extended or earlier terminated by either party as provided herein.

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5. Termination.
     (a) By Consultant: Consultant may terminate this Agreement at any time by providing 15 days written notice to Asyst.
(i) In the event of termination by Consultant without cause, Asyst shall have no obligation or liability whatsoever to Consultant regarding any claimed right, compensation, payment of benefit under this Agreement, and Consultant shall be deemed to have forfeited any unprovided, unpaid, further or future right, compensation, payment or benefit under this Agreement.
(ii) In the event of termination by Consultant with cause, any unprovided, unpaid, further or future right, compensation, payment or benefit to Consultant expressly identified under this Agreement shall be accelerated and immediately due and payable to Consultant as of the effective date of such termination, except and to the extent that such acceleration would violate the requirements of Section 409A of the Internal Revenue Code, as amended, including any final regulations and guidance promulgated thereunder (“Section 409A”), as mutually determined in good faith by the parties, including, without limitation, an impermissible acceleration of a distribution of non-qualified deferred compensation subject to Section 409A that may be payable under the Employment Agreement.
               (A) For purposes of such termination by Consultant, “cause” shall mean a material and continuing failure by Asyst to timely pay or provide the compensation or benefits due Consultant and expressly identified under this Agreement.
     (b) By Asyst: Asyst may terminate this Agreement at any time by providing 15 days written notice to Consultant.
(i) In the event of termination by Asyst without cause, any unprovided, unpaid, further or future right, compensation, payment or benefit to Consultant expressly identified under this Agreement shall be accelerated and immediately due and payable to Consultant as of the effective date of such termination, except and to the extent that such acceleration would violate the requirements of Section 409A as mutually determined in good faith by the parties, including, without limitation, an impermissible acceleration of a distribution of non-qualified deferred compensation subject to Section 409A that may be payable under the Employment Agreement.
(ii) In the event of termination by Asyst with cause, Asyst shall have no obligation or liability whatsoever to Consultant regarding any claimed right, compensation, payment of benefit under this Agreement, and Consultant shall be deemed to have forfeited any unprovided, unpaid, further or future right, compensation, payment or benefit under this Agreement.
               (A) For purposes of such termination by Asyst, “cause” shall mean the occurrence, without the express written consent of the Board of Directors of Asyst (the “Board”), of any one of the following specific material acts or omissions by Consultant: A material and continuing breach of Consultant of any obligations under Sections 13 or 14 of the Employment Agreement or Section 11 of this Agreement; or Consultant’s:

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                    (I) Entering into the employ of or rendering any services to any person, firm or corporation (any and each such, a “Competitive Business”) (x) engaged in any business that derives more than five percent of its gross sales from products that are interchangeable with or substitutable for a product then-sold or planned by Asyst as of the Date of Termination of the Employment Agreement (unless Asyst is no longer selling the product), or (y) any person, firm or corporation expressly identified by Asyst as of the Date of Termination of the Employment Agreement in its then-recent Proxy Statement as a “peer company” in the course of its Compensation Discussion & Analysis (“CD&A”); or
                    (II) Engaging in any Competitive Business for his own account; or
                    (III) Becoming associated with or holding greater than a five percent equity or ownership interest in any Competitive Business as an individual, partner, shareholder; creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; or
                    (IV) Directly or indirectly, without the prior written permission of Asyst, soliciting or recruiting, or having, assisting or causing any other person or entity to solicit or recruit, any executive or director-level person who is then-employed or then-retained by Asyst to terminate their employment or retention with Asyst; or
                    (V) Directly or indirectly, without the prior written permission of Asyst, soliciting, endeavoring to entice away from Asyst, or knowingly interfering with, any of its then-current customers or sources of supply (with whom Schwartz developed or significantly enhanced his business relationship during his employment with Asyst).
               (B) Notwithstanding the foregoing, nothing in this Agreement shall preclude Consultant from investing his personal assets in either (1) the securities of any corporation or other business entity that is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market or (2) a private equity fund, venture capital fund or similar investment that holds securities of any corporation or other business entity that is engaged in a Competitive Business; provided that such investment does not result in his beneficially owning, at any time, more than five percent of the equity securities of such competitor.
               (C) Notwithstanding the foregoing, the Board may at any time expressly consent in writing to Consultant’s agreement to enter into the employ of or render any services to any Competitive Business, which consent shall not be unreasonably withheld. In such event, this Agreement shall be immediately terminated and any unprovided, unpaid, further or future right, compensation, payment or benefit to Consultant expressly identified under this Agreement shall be accelerated and immediately due and payable to Consultant as of the effective date of such termination, except and to the extent that such acceleration would violate the requirements of Section 409A, as mutually determined in good faith by the parties, including, without limitation, an impermissible acceleration of a distribution of non-qualified deferred compensation subject to Section 409A that may be payable under the Employment Agreement.

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6. Survival of Obligations. The following obligations will survive termination or expiration of this Agreement for any reason, except as provided in this Agreement:
(a)	Obligations relating to non-use and non-disclosure of Confidential Information, as provided in the NDA;

(b)	Obligations to make payments of amounts that are due prior to termination or expiration;

(c)	Obligations to continue to make payments pursuant to the schedule in Exhibit B of any amounts that are due upon termination pursuant to Section 5.a.ii, 5.b.i and 5.b.ii.(C) but are not accelerated (because of Section 409A); and

(d)	Obligations specifically set forth in Sections 5, 6, 10, 11, 14 through 18 (including those incorporated by reference).
Nothing in this Agreement shall be deemed to terminate the obligations of the parties that survive the termination of Consultant’s employment with Asyst pursuant to the terms of the Employment Agreement, other applicable agreement or applicable law.
7. Independent Status. It is the express intention of the parties to this Agreement that the Consultant is and shall continue to act throughout the term hereof and in conjunction with the performance of any Services hereunder: (a) as an independent contractor, and (b) not as an employee, agent, joint venturer, or partner of Asyst. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between Asyst and Consultant, or any reasonable expectation or basis for reliance on the part of Consultant of such a relationship existing or developing during the term hereof. Both parties understand and agree that Consultant may perform services for others during the term of this Agreement.
8. Performance of Services. The parties understand and agree that Consultant will have the sole discretion to determine the method, means, and location of performing the Services, and that Asyst has no right to, and will not, control or determine the method, means, or place of the performance of the Services, except for such Services which, by their nature, require performance at Asyst’s facilities and in conjunction or cooperation with Asyst’s employees. Asyst agrees that Consultant makes no warranties, and provides no representations or assurances, whether express or implied, concerning Consultant’s work or services to be performed or provided under this Agreement to Asyst, which work and/or services are provided “as is”, without representation or warranty of accuracy, completeness or fitness for any particular use or purpose. Asyst agrees that it shall use and rely upon (or not use or rely upon) such work and services in its own discretion and judgment and without recourse against Consultant.
9. Employment of Assistants. Should Consultant, in its sole discretion, deem it necessary to employ assistants to aid in the performance of the Services, the parties agree that Asyst will not direct, supervise, or control in any way such assistants to Consultant in their performance of Services. The parties further agree that such assistants are employed solely by Consultant and that it alone is responsible for providing workers’ compensation insurance for such employees, for paying the salaries

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and wages of such employees, and for ensuring that all required tax withholdings are made and paid. Consultant further represents and warrants that its employees are bound by confidentiality terms at least as stringent as those set forth in the NDA.
10. Obligations of Consultant.
(a)	Consultant will supply all resources, tools and equipment necessary to perform the Services.

(b)	Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations with respect to itself and its employees, agents or affiliates, except as otherwise determined by Asyst. Consultant shall not be responsible for paying or reimbursing Asyst for taxes, withholdings, penalties and other similar statutory obligations of Asyst, if any, with respect to compensation paid to Consultant under this Agreement.

(c)	Except as specifically set forth in the Employment Agreement, Consultant agrees and understands that it is not entitled to any of the benefits which Asyst may make available to its employees, such as group insurance, workers’ compensation, disability insurance, vacation, sick pay, profit-sharing, stock purchase or stock option programs, or retirement benefits.

(d)	Consultant is not required to report to work at the offices of Asyst during any particular work hours. Rather, Consultant is free to report or not report to Asyst’s offices during normal or agreed to business hours as Consultant sees fit and/or as required to perform reasonably the Services. Consultant will be required to observe at all times at Asyst’s facilities all procedures and policies of Asyst concerning safety and proper workplace conduct.
11. Confidential Information.
(a)	Consultant understands that during the course of performing the Services hereunder, it may receive or have or obtain access to Confidential Information of Asyst or its clients. Accordingly, Consultant understands and agrees that any such Confidential Information disclosed to Consultant, intentionally by Asyst or otherwise, shall be subject to the terms and conditions of the NDA entered by the parties and identified above, and deemed incorporated in full as a material part hereof..

(b)	Upon the termination of this Agreement, or upon Asyst’s earlier request, Consultant will deliver to Asyst all of Asyst’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

(c)	The parties agree that the invention assignment obligations and other obligations in the Proprietary Information and Inventions Agreement signed by Consultant as an employee of Asyst shall not apply during the term of this Agreement, except as set forth in the NDA or as mutually agreed by the parties.

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12. Employment Eligibility. Consultant represents and warrants that: (a) all persons performing Services hereunder are citizens of the United States or holders of a valid and current Alien Registration Receipt Card and eligible to hold employment and perform the Services, under the laws of the United States and the State of California (or are otherwise legally fully able and authorized to perform the Services in the country or geographic area in which such Services are to be provided).
13. Gratuities/Business Dealings. Consultant represents and warrants that it has not offered or given, and shall not offer or give, to Asyst or any employee, agent or affiliate, and gratuity, payment or benefit (other than the performance of Services expressly provided hereunder and in the Employment Agreement) in order to secure any favor or business from Asyst, or to influence Asyst with respect to this transaction or business generally between the parties. Consultant acknowledges receipt of or an opportunity to review Asyst’s Code of Business Conduct (“Code”), and agrees to abide in all material respects by its terms and conditions during the term of this Agreement. The Code is also available for review via Asyst’s website at www.Asyst.com.
14. Stock Trading Policy. All Asyst contractors and consultants, including Consultant, are prohibited from trading in Asyst stock at any time when in the possession of Material, Non-public Information about Asyst or our business. Material, Non-public Information is any information concerning Asyst’s business, prospects, strategic decisions or direction, financial condition, major sales or customer developments, or significant operational or legal information, developments or liabilities that an investor might consider important in deciding whether to buy or sell Asyst stock, or which could effect the market price for Asyst stock. Examples of Material, Non-public Information include, but are not limited to: actual or estimated quarter-end or year-end financial results or changes in condition; possible mergers, acquisitions or divestitures; purchases or sales of investments in companies; significant customer contract “wins” or losses; significant product discoveries or developments; threatened or actual major litigation or developments in pending cases, for or against Asyst; threatened or actual actions against Asyst by regulatory entities or reporting of financial errors or irregularities; and major events relating to Asyst’s business or changes in business strategies, or key executive departures. Consultant agrees to abide by this policy.
15. Use of Asyst Resources. In the event Consultant is authorized to use Asyst resources to perform Services or provide products hereunder, Consultant agrees to use such resources exclusively in connection with such Services and/or products, and for no other purpose. Consultant agrees to comply, at all times during the term of this Agreement, with all applicable governmental laws, statutes, ordinances, rules, regulations and other requirements, including such pertaining to environmental protection, wage, equal employment, non-discrimination, and workplace health and safety. Upon Asyst’s reasonable request, Consultant agrees to provide prompt assurance and evidence of Consultant’s active compliance with any and all such governmental requirements.
16. Incorporation of Terms by Reference. The terms and conditions of Sections 15 through 32 and Section 34 of the Employment Agreement are incorporated herein by reference in full and made a material part of this Agreement.
17. Stock Awards. Nothing in this Agreement shall be interpreted to allow Consultant to exercise a stock option or equity award following the expiration of the term for such option or award. In all other respects, Consultant’s stock options and other equity rights shall at all times be subject to the

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terms and conditions of the Employment Agreement and the plan, program and award (including, specifically, the term of stock option award agreement or plan as they may limit the period during which vested awards may be exercised).
18. Compliance with Section 409A.
(a)	It is the intent of the parties to this Agreement that all of the payments and benefits set forth in this Agreement shall either qualify for exemption from or comply with the requirements of Section 409A, so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A, and any ambiguities herein will be interpreted to so comply.

(b)	The parties agree to work in good faith to use reasonable efforts to amend or modify this Agreement as may be necessary to ensure that all payments and benefits provided under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A.

(c)	Notwithstanding the foregoing or elsewhere in this Agreement, Asyst makes no representations or warranties that the compensation or benefits provided under this Agreement will be exempt from Section 409A of the Internal Revenue Code and makes no undertakings to preclude Section 409A of the Code from applying to the benefits provided under this Agreement. To the extent that any of the payments and benefits under this Agreement is determined to constitute deferred compensation subject to 409A, Consultant will have sole liability for any additional tax, assessment or penalty imposed under Section 409A, and Asyst shall have no obligation to hold harmless, indemnify, compensate or “gross up” Consultant for any such additional tax, assessment or penalty.

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EXHIBIT A
Statement of Work
The scope of services to be performed under this Agreement is specifically restricted to the consulting and/or specific services described below (the “Services”):
     During the Term, Consultant shall reasonable perform and make himself reasonably available to perform and provide such consulting and transition services and assistance as may be reasonably requested from time-to-time by the Board or Asyst’s Chief Executive Officer, provided such services are not reasonably expected to require more than 40 hours of time on average (including travel and preparation time) in any calendar month.

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EXHIBIT B
Payment Schedule
Asyst shall pay Consultant the following amounts as Consultant’s sole and complete compensation and benefit due and owing for the Services, or any other right or expectation under the Agreement:
Compensation
Asyst shall pay Consultant an amount equal to his Annual Base Salary (as of the Date of Termination), as defined in the Employment Agreement, which shall be deemed earned and payable by Asyst to Schwartz in conjunction with and as consideration for Consultant’s performance under this Agreement, and made as follows:
                    (A) 50 percent of the cash amounts due shall be paid in 12 equal monthly installments over the 12 months following the Date of Termination (as defined in the Employment Agreement); and
                    (B) the remaining 50 percent of the cash amounts shall be paid in a single cash payment at the beginning of the 13th month following the Date of Termination.
Such payments will be subject to the cessation and acceleration provisions in Section 11(j) of the Employment Agreement and Section 5 of this Agreement.
Expenses
The Company shall timely reimburse Consultant for all reasonable and appropriate out-of-pocket expenses incurred by him during the Term in performing the Services, upon his appropriate submission of such accounts and records as may be reasonably required by Asyst (consistent Consultant. If out of town Services are required, all travel will be established by Asyst’s internal travel operations and policies. Asyst will not pay for local travel or mileage between Asyst and Consultant’s home or office.